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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tootsie Roll Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Tootsie Roll Industries, Inc.
7401 South Cicero Avenue, Chicago, Illinois 60629

March 25, 2011

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of your Company to be held on Monday, May 2, 2011, at 9:00 A.M., Eastern Daylight Savings Time, in Room 1200, Mutual Building, 909 East Main Street, Richmond, Virginia.

        At the meeting, you will be asked to consider and vote upon the election of five directors, a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the 2011 fiscal year, a non-binding, advisory resolution approving executive compensation and to vote, on a non-binding, advisory basis, on the frequency of shareholder votes on executive compensation.

        The formal Notice of the Annual Meeting of Shareholders and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope, whether or not you intend to be present at the Annual Meeting of Shareholders.

Sincerely,

Melvin J. Gordon Chairman of the Board and Chief Executive Officer	Ellen R. Gordon President and Chief Operating Officer

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue, Chicago, Illinois 60629

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2011

To the Shareholders:

        Notice is hereby given that the Annual Meeting of Shareholders of TOOTSIE ROLL INDUSTRIES, INC. will be held in Room 1200, Mutual Building, 909 East Main Street, Richmond, Virginia, on Monday, May 2, 2011, at 9:00 A.M., Eastern Daylight Savings Time, for the following purposes:

  1.
  To elect the full board of five directors;

  2.
  To consider and act upon ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011;

  3.
  To consider and act upon a non-binding, advisory resolution approving executive compensation;

  4.
  To consider and act upon on a non-binding, advisory vote regarding the frequency of shareholder votes on executive compensation; and

  5.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only shareholders of record at the close of business on March 8, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. The relative voting rights of the Company's Common Stock and Class B Common Stock in respect of the Annual Meeting and the matters to be acted upon at such meeting are described in the accompanying Proxy Statement.

        Your attention is directed to the accompanying Proxy, Proxy Statement and 2010 Annual Report of Tootsie Roll Industries, Inc.

By Order of the Board of Directors
Barry P. Bowen, Assistant Secretary

Chicago, Illinois
March 25, 2011

NOTE:    Please mark, date and sign the enclosed Proxy and return it promptly in the enclosed envelope whether or not you plan to attend the Annual Meeting in person. You may revoke your Proxy at any time before it is voted.

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue, Chicago, Illinois 60629

PROXY STATEMENT
Annual Meeting of Shareholders—May 2, 2011

SOLICITATION OF PROXIES

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tootsie Roll Industries, Inc. (referred to as the "Company," "we" or "us" below) of the accompanying proxy for the Annual Meeting of Shareholders of the Company to be held on Monday, May 2, 2011, and at any adjournments thereof. The purpose of the meeting is for the shareholders of the Company to: (1) elect five directors to terms of office expiring at the 2012 Annual Meeting of Shareholders; (2) consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011; (3) to consider and act upon a non-binding, advisory resolution approving executive compensation; (4) to consider and act upon on a non-binding, advisory vote regarding the frequency of shareholder votes on executive compensation; and (5) transact such other business as may properly come before the meeting and any adjournments thereof.

        Proxies in the accompanying form, properly executed and received by the Company prior to the meeting and not revoked, will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees, for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, for the resolution approving executive compensation; and that the vote on executive compensation be submitted to shareholders every three years. The Board of Directors does not know of any other matters to be brought before the meeting; however, if other matters should properly come before the meeting it is intended that the persons named in the accompanying proxy will vote thereon at their discretion. Any shareholder may revoke his or her proxy by giving written notice of revocation to the Assistant Secretary of the Company, at any time before it is voted, by executing a later-dated proxy which is voted at the meeting or by attending the meeting and voting his or her shares in person.

        The Board of Directors has fixed the close of business on March 8, 2011 as the record date for the determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting of Shareholders to be held on May 2, 2011, and at any adjournments thereof. As of the close of business on March 8, 2011, there were outstanding and entitled to vote 36,024,433 shares of Common Stock and 20,438,871 shares of Class B Common Stock. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, and therefore the Common Stock will be entitled to a total of 36,024,433 votes and the Class B Common Stock will be entitled to a total of 204,388,710 votes. The Common Stock and the Class B Common Stock will vote together as a single class with respect to the election of directors and all other matters submitted to the Company's shareholders at the meeting. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders of the Company on or about March 25, 2011.

        The entire cost of soliciting proxies in the accompanying form will be borne by the Company. Proxies will be solicited by mail, and may be solicited personally by directors, officers or regular employees of the Company who will not receive special compensation for such services. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company's Common Stock and Class B Common Stock.

 VOTING INFORMATION

        A shareholder may, with respect to the election of directors (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. A shareholder may, with respect to ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and in regard to the resolution to approve executive compensation, (i) vote "FOR" the proposal, (ii) vote "AGAINST" the proposal or (iii) "ABSTAIN" from voting on the proposal. A shareholder may, with respect to the frequency of shareholder votes on executive compensation vote for (i) "3 YEARS," (ii) "2 YEARS," (iii) "1 YEAR," or (iv) "ABSTAIN." Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of a specific direction from the shareholder, proxies will be voted for the election of all named director nominees, for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm, for the resolution to approve executive compensation, and to vote on executive compensation on a triennial basis. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be counted in connection with the vote on such matter, although such votes may be counted in connection with the vote on other matters and will count for purposes of determining the presence of a quorum.

        The affirmative vote of a plurality of the votes present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Thus, assuming a quorum is present, the five persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director(s) and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, non-votes and abstentions with respect to each other matter at the meeting will not affect the outcome of the matter, other than reducing the number of votes cast for one of the "3 YEARS," "2 YEARS," and "1 YEAR," choices with respect to the vote on the frequency of shareholder votes on executive compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

        It is the intention of the persons named in the accompanying proxy to vote for the election of each of the five persons named in the table below as a director of the Company to serve until the 2012 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. All of such nominees are now directors of the Company, having been previously elected as directors by the shareholders of the Company or appointed by the Board of Directors. In the event any of the nominees, all of whom have expressed an intention to serve if elected, fail to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the Board of Directors. The information concerning the nominees and their shareholdings has been furnished by them to the Company.

        The following table sets forth information with respect to the five nominees for election as directors:

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years
Melvin J. Gordon, 91, Chairman of the Board and Chief Executive Officer(1)(2)	Director since 1952; Chairman of the Board since 1962; Director and President of HDI Investment Corp., a family investment company. Mr. Gordon brings to the Board an in-depth operating knowledge of all aspects of the Company and comprehensive industry knowledge from his many years of experience in the confectionery industry, along with extensive prior experience as the Chairman and Chief Executive Officer of another publicly held consumer packaged goods company.
Ellen R. Gordon, 79, President and Chief Operating Officer(1)(2)

Director since 1969; President since 1978; Director and Vice-President of HDI Investment Corp., a family investment company. Mrs. Gordon also brings to the Board an in-depth knowledge of all aspects of the Company and comprehensive industry knowledge from her many years of experience in the confectionery industry. Mrs. Gordon has also served extensively on the advisory boards of several nationally recognized graduate business and medical schools and on the board of a large public company where she also chaired its audit committee.

Barre A. Seibert, 69(3)(4)

Director since 2005; retired; First Vice-President of Washington Mutual Bank 2003-2007; Vice-President from 2001 to 2003; Chief Financial Officer of TransAlliance LP and predecessors from 1995 to 2001. Mr. Seibert is a seasoned financial executive and brings executive management expertise to the Board along with in-depth knowledge and insight in the areas of corporate finance, banking, accounting and audit related issues and financial reporting.

Lana Jane Lewis-Brent, 64(3)(4)

Director since 1988; President of Paul Brent Designer, Inc. since 1992; former President of Sunshine-Jr. Stores, Inc. Mrs. Lewis-Brent possesses knowledge of the Company's history and brings to the Board in depth operational skills as well as a retailer's perspective of the confectionery industry by virtue of her executive management experience in the convenience store industry, which represents an important outlet for the Company's products.

Name, Age and Other Positions, if any, with Company	Period Served As Director and Business Experience During Past 5 Years
Richard P. Bergeman, 73(3)(4)

Director since December, 2001; retired; former Senior Vice-President of Unilever Bestfoods. Mr. Bergeman brings to the Board extensive consumer package goods management and corporate governance experience in a public company environment, having served for many years in a senior executive capacity at one of the premier food companies in the world. He also has particular expertise in all aspects of human resources including executive compensation and benefits.

(1)
Member of the Executive Committee. When the Board of Directors is not in session, the Executive Committee has the powers of the Board in the management of the business and affairs of the Company, other than certain actions which under the laws of the Commonwealth of Virginia must be approved by the Board of Directors.

(2)
Melvin J. Gordon and Ellen R. Gordon are husband and wife.

(3)
Member of the Audit Committee.

(4)
Member of the Compensation Committee.

        Director Independence and Corporate Governance.    The Board of Directors has determined that non-management directors are independent under the New York Stock Exchange ("NYSE") listing standards because they have no direct or indirect relationship with the Company other than through their service on the Board of Directors and as shareholders. Shareholders and other interested parties who wish to communicate with the non-management members of the Board of Directors may do so by writing to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Audit Committee Chairman, c/o Corporate Secretary. The Company's Corporate Governance Guidelines, which are posted on our website at www.tootsie.com, provide that the Chair of the Audit Committee shall preside over executive sessions of the non-management directors. The Company has also adopted a Code of Business Conduct and Ethics, which applies to all directors and employees, and which meets the SEC's criteria for a "code of ethics." The Code of Business Conduct and Ethics is posted on the Company's website. The Board of Directors has considered the issue of succession over the years but has not to date adopted a formal plan of succession. Mr. and Mrs. Gordon are vigorously engaged in the day to day operation of the Company's business and strategic planning. In addition, Mr. and Mrs. Gordon have advised the Board that they have no present intention of retiring from their current positions as officers and directors.

        Meeting Attendance.    The Board of Directors held four meetings in 2010. The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. During 2010, all directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members. Mr. and Mrs. Gordon attended the 2010 Annual Meeting of Shareholders.

        Audit Committee.    The Audit Committee which was established in accordance with section 3(a)(58) of the Securities Exchange Act of 1934 operates under a written charter approved by the Board of Directors, a copy of which is posted on our website at www.tootsie.com. The Audit Committee held six meetings during 2010. The Audit Committee is composed of three directors who qualify as "independent" under the NYSE listing standards. The Board of Directors has determined that no member of the Audit Committee qualifies as an "audit committee financial expert" as such term is defined by rules of the Securities and Exchange Commission ("SEC") and the Board does not believe that given the capabilities of the members of the Audit Committee it has been necessary to have or recruit a member who would qualify as an audit committee financial expert as defined by the SEC.

        Compensation Committee.    The Compensation Committee administers and makes awards under the Tootsie Roll Industries, Inc. Management Incentive Plan. This committee is composed of three directors who qualify as "independent" under the NYSE listing standards and "outside directors" under Section 162(m) of the Code. Otherwise, the entire Board of Directors is responsible for determining the compensation structure and amounts for the executive officers, including the Chief Executive Officer, except that the Chief Executive Officer and the Chief Operating Officer recuse themselves from votes regarding their own compensation, or in circumstances where their participation, as an executive officer of the Company, would affect compliance with federal securities law. Since the Company is a "controlled company" under the NYSE listing standards (see "Controlled Company Status" below), this committee does not maintain a written charter and the entire Board of Directors makes compensation decisions with regard to the Chief Executive Officer or other executive officers as described above. Given the Company's status as a controlled company, the Board believes that this allocation of responsibilities between the Compensation Committee and the full Board for compensation decisions is appropriate. The Compensation Committee held one meeting during 2010. This committee has not delegated any of its duties to others.

        The Company has engaged Compensation Strategies, Inc., an executive compensation consulting firm selected by management and approved by the Board, to provide advice and assistance to both management and the Board regarding the Company's executive compensation practices. Compensation Strategies, Inc. is referred to below as the "consultant." The consultant conducts periodic reviews of total compensation of the Company's executive officers, based on the process described in the Compensation Discussion and Analysis section below, for review by management and the Board of Directors in determining the appropriate levels of compensation for each executive officer. The consultant also provides advice with respect to other executive compensation issues that might arise throughout the year. The consultant does not attend meetings of the Board of Directors or of the Compensation Committee but is available to answer questions. The consultant does not receive any fees from the Company other than for executive compensation consulting services.

        Director Nominations.    As a controlled company under NYSE listing standards, the Company is permitted to have the entire Board of Directors discuss and determine the nominees for election to the Board and oversee the Company's corporate governance. The Board does not believe that given the current size and composition of the Board that it needs to have a separately-designated nominating committee to perform this function. The Board will consider director candidates recommended by shareholders, but the Board does not otherwise have a policy with regard to the consideration of director candidates recommended by shareholders, nor has it established any specific minimum qualifications that it believes must be met by a nominee for director, whether recommended by it or by a shareholder, or any specific qualities or skills that it believes are necessary for one or more of its directors to possess, as it believes that it can adequately consider the suitability and qualifications of any such candidates on a case by case basis. The Board does not currently have a policy for identifying or evaluating nominees for director, including nominees recommended by shareholders. If a candidate for nomination is recommended by a shareholder the Board would evaluate that candidate in the same manner as all other candidates to be nominees for director. As set forth in its Corporate Governance Guidelines, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Board does not have a formal policy with respect to diversity in identifying or selecting nominees for the Board, but in evaluating nominees, the Board assesses the background of each candidate in a number of different ways including how the individual's qualifications complement, strengthen and enhance those of existing Board members as well as the future needs of the Board. Any shareholder wishing to recommend a candidate for nomination as a director should do so in writing addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President. See "Shareholder Proposals for 2012 Annual Meeting" below in this proxy statement for information regarding procedures that must be followed by shareholders in order to nominate directors at the 2012 annual meeting.

        Board Leadership Structure and Role in Risk Oversight.    The Company's Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company's circumstances from time to time. The Board currently combines the role of Chairman of the Board with the role of Chief Executive Officer. The Board believes this currently provides an efficient and effective leadership model for the Company, especially given the relatively small size of the Company's Board. The Company's independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.

        The Audit Committee has been designated by the Board to take the lead in overseeing risk management at the Board level. The charter for the Audit Committee requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company's major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the Audit Committee periodically reviews the Company's risk assessment and management, including the areas of legal compliance, internal auditing and financial controls, litigation, environment, health and safety. In this role, the Audit Committee considers the nature of the material risks the Company faces, and the adequacy of the Company's policies and procedures designed to respond to and mitigate these risks. It also receives reports from management and other advisors, including periodic risk assessment surveys by internal audit covering a broad range of business, market environment, and operating risks. Although the Board's primary risk oversight has been assigned to the Audit Committee, the full Board also periodically receives information about the Company's risk management and the most significant risks that the Company faces. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.

        Controlled Company Status.    The Company is a "controlled company" under the NYSE listing standards since the Gordon family collectively holds more than 50% of the total voting power of the outstanding capital stock of the Company.

 DIRECTOR COMPENSATION

        As described more fully below, this chart summarizes the annual compensation of the Company's non-management directors during 2010.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Barre A. Seibert	$74,500	$1,150	$75,650
Lana Jane Lewis-Brent	74,500	—	74,500
Richard P. Bergeman	80,000	—	80,000

        Mr. and Mrs. Gordon do not receive fees for their service on the Board of Directors or its committees. Non-management directors received the following cash compensation for 2010:

  •
  An annual retainer of $58,000

  •
  $1,500 quarterly for Board meetings attended

  •
  An annual retainer of $14,500 for the Chair of, and $9,000 to other members for serving on, the Audit Committee

  •
  $1,500 for attending each meeting of the Compensation Committee

        During 2010, all of the directors attended at least 75 percent of the meetings of the Board of Directors and the Committees of which they were members. No perquisites or other personal benefits were provided to the non-management directors in 2010 other than occasional samples of the Company's products.

        The Board of Directors recommends a vote FOR the election of all named director nominees.

 OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of March 8, 2011 (except as noted below), information with respect to the beneficial ownership of our Common Stock and Class B Common Stock by each person known by the Company to be the beneficial owner of more than five percent of such Common Stock or Class B Common Stock. The information has been furnished by these persons or derived from filings with the SEC.

		Number of Shares of Common Stock and Class B Common Stock Owned Beneficially and Nature of Beneficial Ownership(1)
					Percentage of Outstanding Shares of Class
Name		Direct	Indirect
Melvin J. Gordon	Common	1,443,043	—		4.0%
	Class B	1,443,043	—		7.1%
Ellen R. Gordon	Common	8,873,493	111,278	(2)	24.9%
	Class B	9,689,248	43,851	(2)	47.6%
Melvin J. Gordon and Ellen R. Gordon, jointly as fiduciaries	Common	—	6,079,330	(3)	16.9%
	Class B	—	5,584,298	(3)	27.3%
Leigh R. Weiner	Common	1,307,304	83,237	(4)	3.9%
	Class B	2,446,188	260,177	(4)	13.2%

  The address of Mr. and Mrs. Gordon is c/o Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629. The address of Mr. Weiner is c/o Becker Ross, LLP, 317 Madison Ave., New York, New York 10017-5372.

(1)
Except as set forth below, the persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)
Includes 42,070 shares of Common Stock and 43,831 shares of Class B Common Stock held as co-trustee of one of the Company's tax qualified retirement plans, and 69,208 shares of Common Stock held as co-trustee of a trust which holds such shares of Common Stock for one of the Company's nonqualified deferred compensation plans.

(3)
Includes 5,188,881 shares each of Common Stock and Class B Common Stock held by Mr. and Mrs. Gordon as fiduciaries for their children and 890,449 shares of Common Stock and 395,417 shares of Class B Common Stock owned by a charitable foundation of which members of the Gordon family are directors.

(4)
Includes 82,427 shares of Common Stock and 51,952 shares of Class B Common Stock held by Mr. Weiner's spouse (as to which he disclaims beneficial ownership) and 810 shares of Common Stock and 208,225 shares of Class B Common Stock held by a charitable foundation of which Mr. Weiner and members of his family are directors.

 OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT

        The following table sets forth, as of March 8, 2011, the beneficial ownership of Common Stock and Class B Common Stock by each nominee for director, by each executive officer who is named in the summary compensation table included in this proxy statement, and by all directors and executive officers of the Company as a group.

		Number of Shares of Common Stock and Class B Common Stock Owned Beneficially and Nature of Beneficial Ownership(1)
						Percentage of Outstanding Shares of Class
Name		Direct		Indirect
Melvin J. Gordon	Common		(2)		(2)	(2)
	Class B		(2)		(2)	(2)
Ellen R. Gordon	Common		(2)		(2)	(2)
	Class B		(2)		(2)	(2)
Barre A. Seibert	Common	2,624		—		(5)
	Class B	—		—		(5)
Richard P. Bergeman	Common	1,336		—		(5)
	Class B	—		—		(5)
Lana Jane Lewis-Brent	Common	20,915		978	(3)	(5)
	Class B	—		—		(5)
John W. Newlin, Jr.	Common	—		14,995	(4)	(5)
	Class B	—		16,573	(4)	(5)
Thomas E. Corr	Common	—		—		(5)
	Class B	—		—		(5)
G. Howard Ember, Jr.	Common	1,578		16,272		(5)
	Class B	—		—		(5)
All directors and executive officers as a group (10 persons)	Common	10,342,989		6,222,853		46.0%
	Class B	11,132,291		5,644,722		82.1%

(1)
The persons named in the above table have sole investment and voting power over the shares indicated therein as being owned directly and share investment and voting power over the shares indicated therein as being owned indirectly. Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock.

(2)
See the table under the caption "Ownership of Common Stock and Class B Common Stock by Certain Beneficial Owners" above for shareholdings of Mr. and Mrs. Gordon.

(3)
Shares held by Ms. Lewis-Brent's spouse as to which she disclaims beneficial ownership.

(4)
Mr. Newlin disclaims beneficial ownership of such shares, which are held in a family partnership, other than his pecuniary interest in such shares.

(5)
Less than 1% of the outstanding shares.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our Common Stock or Class B Common Stock to file reports of ownership and changes in ownership with the SEC and NYSE. Such persons are also required to furnish the Company with copies of all such reports.

        Based solely on a review of the copies of such reports, and written representations from certain reporting persons, we are pleased to note that our directors, executive officers and greater than ten percent shareholders filed all required reports during or with respect to fiscal year 2010 on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following Compensation Discussion and Analysis describes the material elements of the compensation program for the Company's executive officers identified in the Summary Compensation Table below, who we refer to in this discussion as the "named executive officers."

Corporate Principles

        We believe that the differences among companies are attributable to the caliber of their people, and therefore we strive to attract and retain superior executives. We maintain a conservative financial posture in deploying and managing our assets and do not jeopardize long-term growth for immediate, short-term results.

Objectives of Compensation Program

        The objectives of our compensation program for named executive officers consistent with these corporate principles are to:

  •
  Encourage and reward individual effort and teamwork in order to improve the Company's financial performance, and

  •
  Attain the Company's principal long-term objective of profitably building the Company's well-known brands.

        All compensation and benefits for named executive officers described below have as a primary purpose meeting the need to attract, retain and motivate the types of individuals who will be able to execute our business strategy while upholding our values in an ever changing competitive environment. The Company's compensation program includes salary, annual cash incentives, annual awards under the Company's Career Achievement Plan, which we refer to as the "CAP" below, participation in the Excess Benefit Plan, which we refer to as the "EBP" below, a Supplemental Savings Plan, which we refer to as the "SSP" below, and split dollar life insurance coverage.

        None of our employees receive stock options, restricted stock or other forms of equity compensation. The Board does not grant equity compensation to the Chief Executive Officer and the Chief Operating Officer because of their significant equity stake in the Company. Other named executive officers also do not receive equity compensation, as the Board has decided to motivate executive behavior based on financial and management objectives consistent with our corporate principles.

Design of Executive Compensation Program to Mitigate Excessive Risk Taking

        As discussed above, the Board of Directors is responsible for determining the compensation structure and amounts for the named executive officers, except that the Compensation Committee (which we refer to in this Compensation Discussion and Analysis as the "committee"), is responsible for administering and determining the annual cash incentives for the named executive officers. The named executive officers' compensation program is balanced between short-term and long-term compensation and incentives. The Board of Directors believes that too much emphasis on incentive compensation can lead to behaviors that are not necessarily in the long-term best interests of shareholders. Therefore, the compensation program has been intentionally balanced to avoid a mix of pay elements that places too much weight on the role of incentive pay. As a result, the Company's compensation program carries a heavier weighting on base salary than is typical in the competitive marketplace. However, when comparing the Company's executive compensation program as a whole to that of its direct competitors for executive talent, the primary focus is on total compensation. To the extent that compensation is earned under the CAP due to achieving long-term performance, amounts are not paid until termination of employment. In addition, the Board of Directors considers the performance of the named executive officers during the fiscal year when exercising discretion to adjust annual compensation. The Board of Directors believes that this program will lead to increased shareholder value on a long-term basis and serves to mitigate risk taking activities that are inconsistent with the Company's long-term shareholder interests.

Competitiveness Assessment

        The Board periodically reviews compensation levels for similarly situated executives of a group of industry peers. With the assistance of an independent compensation consultant, statistical analysis is used to adjust all market compensation data to reflect the current annual revenues and market capitalization of the Company given the variation in size of the companies from which compensation data is collected. Each element of compensation as well as total compensation is quantified and reviewed to determine the Company's competitiveness compared to the market. In 2010, we engaged our independent compensation consultant to conduct such a review, which indicated that the total compensation (base salary, annual bonus and long-term incentives) for our named executive officers was 13% above the market median for similarly situated peer group companies after adjusting for market capitalization. The Company does not target any specific level of compensation with respect to the market such as the 50% percentile of peer companies. In determining appropriate individual compensation levels for the named executive officers, the Board considers this competitive market compensation data, as well as the individual's experience, internal equity among the executive officers, as well as individual and Company performance. Compensation levels for all named executive officers, except the Chief Executive Officer and the Chief Operating Officer, are approved by the Board (and in the case of the Management Incentive Plan, by the Compensation Committee) based on the recommendation of, and performance evaluation by, the Chief Executive Officer and the Chief Operating Officer. In the case of the Chief Executive Officer and the Chief Operating Officer, the independent members of the Board review and approve their compensation levels after conducting an evaluation of their prior-year performance.

Peer Group

        The group of peer companies used in the review of total compensation levels consists of publicly traded companies in the snack, confectionary and specialty food and beverage industries with annual revenues ranging from $513 million to $14.8 billion and market capitalizations ranging from $654 million to $22.6 billion. The Board reviews the make-up of the group on an ongoing basis. In 2010, at the suggestion of the Compensation Committee's compensation consultant, the peer group was expanded to include B&G Foods, Inc., Green Mountain Coffee Roasters, Inc. and The Hain Celestial Group, Inc. Each company included in the group is shown below. The last formal executive compensation review was conducted in late 2010.

Peer Group	Annual Revenues (in millions)	Market Capitalization, as of 12/31/2010 (in millions)
B&G Foods, Inc.	$513	$654
Campbell Soup Company	7,676	11,591
Dean Foods Company	12,123	1,610
Del Monte Foods Company	3,740	3,671
Diamond Foods, Inc.	680	1,168
Flowers Foods, Inc.	2,574	2,456
General Mills, Inc.	14,797	22,629
Green Mountain Coffee Roasters, Inc.	1,357	4,367
H. J. Heinz Company	10,495	15,864
Hershey Company	5,671	7,863
J & J Snack Foods Corp.	697	894
Kellogg Company	12,397	18,808
Lancaster Colony Corp.	1,051	1,594
Snyder's-Lance, Inc.(1)	980	1,525
McCormick & Company, Inc.	3,337	6,196
Ralcorp Holdings, Inc.	4,049	3,571
The Hain Celestial Group, Inc.	917	1,160
The J. M. Smucker Company	4,605	7,816
TreeHouse Foods, Inc.	1,817	1,809

(1)
Lance, Inc. acquired Snyder's of Hanover, Inc. in late 2010 and has been renamed Snyder's-Lance, Inc.

Elements of Compensation

Base Salary

        The Board annually reviews each named executive officer's base salary. The Board does not establish base salary based on individual or corporate performance factors fixed in advance. The factors considered by the Board include the following:

  •
  Individual performance and contribution to the Company;

  •
  Comparative compensation levels of other companies, including the periodic compensation studies performed by an independent compensation consultant;

  •
  Overall competitive environment for executives and the level of compensation considered necessary to attract and retain executive talent;

  •
  Historical compensation and performance levels for the Company;

  •
  Length of service, which can be a significant factor for some executives; and

  •
  A desire to adhere to Section 162(m) Internal Revenue Code regulations on deductible compensation, thus maximizing the Company's ability to receive federal income tax deductions.

        Any changes to base salary levels typically become effective as of January 1st. Effective January 1 in each of 2010 and 2011 a base salary increase of 2% was approved by the Board for the Chief Financial Officer. These adjustments reflect the Board's assessment of the factors described above. No increases were approved for the Chief Executive Officer, the Chief Operating Officer, the Vice President/Manufacturing or for the Vice President/Marketing and Sales in either 2010 or 2011 due to the non-deductibility of salary in excess of $1 million under federal tax laws.

Annual Incentives

        All of the named executive officers are eligible to participate in the Management Incentive Plan, which we refer to as the "MIP" below and which was approved by shareholders at the Company's 2006 Annual Meeting of Shareholders. The MIP is designed to recognize and reward the named executive officers for their contribution to the Company's overall financial performance as well as the attainment of individual and Company goals, while maintaining the tax deductibility of the annual incentive bonuses. Under the terms of the MIP, if the Company has net earnings (as defined in the MIP) of greater than $35 million during the applicable performance period, each named executive officer is deemed to have earned an award equal to the MIP's maximum award of $3.5 million. The committee then uses its discretion rather than predetermined targets to determine the level of performance achieved and to reduce the awards, even to zero, for each named executive officer based on its consideration and assessment of the following factors:

  •
  Net earnings and earnings per share;

  •
  Increase in sales of core brands and total sales;

  •
  Net earnings as a percentage of sales;

  •
  Performance in accomplishing cost savings and operational improvements;

  •
  Performance in accomplishing and integrating successful acquisitions, and

  •
  Other strategic objectives that may be determined from time to time.

        To date, the Company has not paid the $3.5 million maximum award available under the MIP to any named executive officer. The $3.5 million maximum payment figure was selected for the MIP to provide the Compensation Committee flexibility in awarding an appropriate bonus payment given the facts and circumstances consistent with preserving tax deductibility under Section 162(m).

        For fiscal years 2010, 2009 and 2008, the committee used its discretion to reduce the maximum payments to the levels set forth in the Summary Compensation Table. The Company's 2010 net earnings were $53,714,000 and earnings per share were $0.94. Net product sales were $517,149,000. Net earnings as a percent of net product sales were 10.4%. Of the forgoing, net earnings and earnings per share, as compared to the prior year, are the predominant factors considered by the committee in determining bonus awards for each named executive officer. In addition to the substantial differences in the responsibilities of the Chief Executive Officer and the Chief Operating Officer, as opposed to those of the other named executive officers, the increased level of bonus provided to the Chief Executive Officer and the Chief Operating Officer reflects the Board's decision to provide a greater percentage of their total compensation as incentive pay. Amounts that might otherwise have been provided to the Chief Executive Officer and the Chief Operating Officer as salary based on amounts paid to comparable executives at peer companies have been put at risk under the MIP.

Career Achievement Plan and Excess Benefit Plan

        All of the named executive officers were eligible to receive annual CAP awards in 2010. The CAP is designed to provide executive officers an incentive to achieve both short-term and long-term financial and other strategic goals of the Company and is also intended to provide an incentive for the named executive officers to remain with the Company on a long-term basis. As with the MIP, the Committee uses its discretion to determine the level of performance achieved and therefore make awards to executive officers in a fixed dollar amount based on its assessment of performance, rather than predetermined targets. Awarded amounts are credited to an unfunded bookkeeping account established on behalf of each executive officer. Participants vest in each annual award under the CAP ratably in annual 20% installments over five years, provided that they are continuously employed by the Company. All distributions (other than distributions made by reason of the participant's death), are subject to the participant entering into a non-competition and non-solicitation agreement. The CAP has not been approved by shareholders and therefore payments under the CAP are not exempt from the $1 million deduction limitation under federal tax laws. The Company preserves deductibility of CAP benefits, however, by deferring payment to a period later than the executive's employment termination. A fuller description of the CAP follows the Nonqualified Deferred Compensation as of and for the Fiscal Year Ended December 31, 2010 table included below in this proxy statement.

        The Board determines the CAP awards to the named executive officers based on its assessment of the Company's performance and each named executive officer's contribution to the Company's long-term growth and success. In making this determination for the awards made with respect to 2010, the Board generally relied on the same factors outlined above with respect to the MIP with some adjustment for prior periods to take into account the long-term growth and success of the Company and the named executive officer's contribution thereto. For fiscal year 2010, the amounts of the CAP awards ranged from $145,000 to $525,000 for the named executive officers because the Board determined that improved net product sales and earnings from operations as well as strong efforts by these executives on behalf of the Company merited such awards as did the ongoing need to continue to motivate and retain these executives.

        All of the named executive officers participate in the EBP, which is designed to restore retirement benefits that cannot be accrued under the Company's tax qualified plans due to limitations on contributions and compensation under applicable tax laws. The fuller description of the EBP follows the Nonqualified Deferred Compensation table included below in this proxy statement.

        In December 2006, the Board of Directors voted to restore the Chief Executive Officer and Chief Operating Officer to full participation in the EBP from 60% to 100%, and to resume their participation in the CAP, both effective as of January 1, 2007. As further detailed in the following section, prior to January 1, 2007, the Chief Executive Officer and the Chief Operating Officer received split dollar life insurance benefits in lieu of receiving certain benefits to which these executives were entitled or would likely have otherwise received. Following consultation with the Company's consultant, the Board determined that it was appropriate for the Chief Executive Officer and the Chief Operating Officer to resume full participation in the EBP and the CAP as no further premium payments are being made under the split dollar agreements. The Board determined not to make an award under the CAP for the Chief Executive Officer and the Chief Operating Officer for fiscal year 2007 or 2008.

Split Dollar Life Insurance Agreements

        In 1982, the Board of Directors approved the adoption of split dollar life insurance agreements with respect to the Chief Executive Officer and the Chief Operating Officer. The primary purpose of this insurance was to assist the Chief Executive Officer and the Chief Operating Officer in their desire to provide liquid assets to their heirs to pay estate taxes, thereby minimizing the necessity for their estates to sell large blocks of shares of the Company to pay estate taxes which sale might disrupt the market for the Company's shares. This provides the Company with stability and acts as an incentive to these executives to continue their employment with the Company. In 1993, the Company adopted new split dollar agreements in exchange for a waiver by these executives of (i) past and certain future compensation that these executives previously earned or would be entitled to earn under the Career Achievement Plan, (ii) 40% of their past and certain future accumulations under the EBP, and (iii) certain other deferred compensation these executives had previously earned. Under the terms of these agreements, as amended through 1998, the Company is entitled to fully recover all of its premium payments upon the death of the Chief Executive Officer and the Chief Operating Officer (or, with respect to some of these policies, the Chief Operating Officer) or, if sooner, the voluntary termination of employment by these executives and certain other events. The Company also entered into split dollar life insurance agreements with its other named executive officers which provide a net death benefit of approximately $1,000,000 for each. The purpose of these agreements was to provide an additional vehicle to retain senior management. No premium payments were made in 2008, 2009 or 2010.

Other Benefits and Arrangements

        The named executive officers are provided with the same benefits, such as group insurance coverage, the SSP and participation in the Company's tax-qualified retirement plans, as other salaried employees.

Perquisites

        The Chief Executive Officer and the Chief Operating Officer use Company aircraft to visit the Company's manufacturing plants, attend trade association meetings, visit potential acquisition candidates, participate in advertising, media and public relations activities, interview potential executive candidates, attend board meetings of the Company and other entities and travel between corporate headquarters and other locations where they also maintain executive offices and personal housing. The Board believes that the ability of the Chief Executive Officer and the Chief Operating Officer to safely and efficiently conduct Company business while traveling and while at different locations provides substantial benefits to the Company that justify the cost of such aircraft usage. The use of Company aircraft, and the housing and automobile benefits described below, enable the Chief Executive Officer and the Chief Operating Officer to visit Company facilities more frequently and to effectively devote additional time to operational and strategic aspects of the Company's business, including the development of new product innovations and cost reduction programs that have significantly contributed to the Company's success, while traveling and while working at locations other than corporate headquarters. In 2010, the Chief Executive Officer and the Chief Operating Officer also used Company aircraft for a minimal amount of personal travel with an aggregate incremental cost for each to the Company of $19,153 which usage has also been approved by the Board of Directors for security and other reasons. All named executive officers, except the Chief Executive Officer and the Chief Operating Officer, have the use of a Company provided automobile. The Chief Executive Officer and the Chief Operating Officer are provided with the use of a Company apartment and, for efficiency and security reasons, are provided with a car and driver when they are in Chicago.

Change in Control Agreements

        In 1997, the Company entered into change in control agreements with the named executive officers, excluding the Chief Executive Officer and the Chief Operating Officer. The Board of Directors at that time determined amounts payable under its change in control program based in part on its review at such time of available information of such programs maintained by similarly situated companies with the assistance of a compensation consultant. The purpose of these agreements is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity. The Board of Directors adopted these agreements under the belief that such arrangements are frequently part of executive compensation practices at major public corporations. These agreements were not extended to the Chief Executive Officer and the Chief Operating Officer due to their significant equity stake in the Company. A detailed summary of these agreements is set forth in section entitled "Potential Payments on Termination or Change in Control" below in this proxy statement.

        There are no employment agreements with the named executive officers.

Report of the Board of Directors on Executive Compensation

To Our Fellow Stockholders at Tootsie Roll Industries, Inc.:

        We, the entire Board of Directors of Tootsie Roll Industries, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, have recommended inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The entire Board of Directors: Melvin J. Gordon Ellen R. Gordon Barre A. Seibert Lana Jane Lewis-Brent Richard P. Bergeman

 Summary Compensation Table for Fiscal Years Ended December 31, 2010, 2009 and 2008

        The following table sets forth the information required by SEC Regulation S-K Item 402 as to the compensation paid or accrued for the years ended December 31, 2010, 2009 and 2008 for services rendered in all capacities, by our Chairman and Chief Executive Officer, our Vice President/Finance (the principal financial officer) and our three other most highly compensated executive officers (the "named executive officers").

Name and Principal Position	Year	Salary	Bonus(1)	Stock or Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total($)
Melvin J. Gordon,	2010	$999,000	$1,569,500	—	—	—	$1,547,630	$4,116,130
Chairman and Chief	2009	999,000	1,569,500	—	—	—	1,588,060	4,156,560
Executive Officer	2008	999,000	1,285,000	—	—	—	1,017,495	3,301,495
Ellen R. Gordon,	2010	999,000	1,459,500	—	—	—	1,507,450	3,965,950
President and Chief	2009	999,000	1,459,500	—	—	—	1,545,880	4,004,380
Operating Officer	2008	999,000	1,188,000	—	—	—	1,004,109	3,191,109
G. Howard Ember, Jr.,	2010	797,000	258,500	—	—	—	296,766	1,352,266
Vice President/	2009	781,000	258,500	—	—	—	294,538	1,334,038
Finance	2008	751,000	191,500	—	—	—	243,213	1,185,713
John W. Newlin, Jr.,	2010	999,000	344,500	—	—	—	499,624	1,843,124
Vice President/	2009	999,000	344,500	—	—	—	477,529	1,821,029
Manufacturing	2008	999,000	255,000	—	—	—	382,586	1,636,586
Thomas E. Corr,	2010	999,000	364,500	—	—	—	423,839	1,787,339
Vice President/	2009	999,000	364,500	—	—	—	403,318	1,766,818
Marketing and Sales	2008	990,000	270,000	—	—	—	322,485	1,582,485

(1)
Reflects amounts earned under the Management Incentive Plan (MIP). The MIP is discussed in the Compensation Discussion and Analysis.

(2)
The All Other Compensation column reflects the following benefits for 2010:
      •
      The following amounts contributed by the Company for the benefit of the named executive officers under the Company's tax qualified defined contribution plans, EBP and CAP: $27,722 for each of the named executive officers with respect to the Company's tax qualified defined contribution plans; $320,643, $305,463, $112,062, $152,484 and $154,635 for Mr. Gordon, Mrs. Gordon, Mr. Ember, Mr. Newlin and Mr. Corr, respectively, with respect to the EBP; and $525,000, $500,000, $145,000, $308,000, $229,500 for Mr. Gordon, Mrs. Gordon, Mr. Ember, Mr. Newlin and Mr. Corr, respectively, with respect to the CAP.

      •
      The shared use of a Company owned apartment by Mr. and Mrs. Gordon when they are working at the Company's headquarters in the amount of $66,812 for each of Mr. Gordon and Mrs. Gordon. The amounts included in the table with regard to this item includes one year of depreciation expense plus the out of pocket costs related to the apartment including real estate taxes, maintenance expenses, utilities and association fees. The Company believes that the cost of owning the apartment over time has been substantially offset by appreciation in the value of the real estate.

      •
      The shared use of Company aircraft by Mr. and Mrs. Gordon to travel between corporate headquarters and other locations where they also maintain both executive offices and personal housing in the amount of $549,856 for each of Mr. Gordon and Mrs. Gordon. See "Compensation Discussion and Analysis-Perquisites" above for a discussion of the reasons why the Company provides these benefits. Although the Board of Directors has approved these expenditures as reasonable business expenses because of the actual and potential benefits to the Company, such expenditures are considered compensatory perquisites to Mr. and Mrs. Gordon under an SEC interpretation. These amounts reflect the aggregate incremental cost to the Company of travel between these locations by the Gordons, based on the proportion of hours flown for this travel relative to all hours flown. This calculation of aggregate incremental cost includes the proportionate amount of all operating costs and fixed charges (other than depreciation) such as monthly management fees, pilot charges, fuel, maintenance, insurance and other fees. In 2010 the Chief Executive Officer and the Chief Operating Officer also used Company aircraft for a minimal amount of personal travel, the aggregate incremental cost of which was $19,153 for each of Mr. and Mrs. Gordon, which usage has also been approved by the Board of Directors for security and other reasons.

      •
      Amounts with respect to the costs of use of automobiles provided to each of the named executive officers other than Mr. and Mrs. Gordon and, for them, amounts with respect to their shared use of an automobile and driver based on all direct costs of maintaining and operating the automobile and the proportionate cost of the portion of an employee's time used for driving.

Nonqualified Deferred Compensation as of and for the Fiscal Year End December 31, 2010

					Aggregate Balance at Last FYE Related to Contributions of:
			Aggregate Earnings (Losses) in last FY
	Executive Contributions in last FY	Company Contributions in last FY(1)		Aggregate Withdrawals/ Distributions(2)
Executive/Plan Name					Company(3)	Employee
Melvin J. Gordon
EBP	—	$320,643	$474,706	—	$4,562,163
CAP	—	525,000	74,356	—	1,177,356
Ellen R. Gordon
EBP	—	305,463	440,915	—	4,238,670
CAP	—	500,000	70,882	—	1,121,882
G. Howard Ember, Jr.
EBP	—	112,062	183,806	2,700	1,782,735
CAP	—	145,000	169,445	3,500	3,521,038
SSP	—	—	270,209	—		2,358,389
John W. Newlin, Jr.
EBP	—	152,484	319,333	—	2,503,844
CAP	—	308,000	585,970	—	4,636,995
SSP	—	—	17,363	361,105		—
Thomas E. Corr
EBP	—	154,635	86,783	3,700	2,389,900
CAP	—	229,500	258,584	5,100	4,796,136

(1)
Included as a component of "All Other Compensation" in the Summary Compensation Table.

(2)
Represents the payout of salary previously deferred under the Supplemental Savings Plan (SSP) as elected by Mr. Newlin and distributions under the EBP and the CAP for Mr. Ember, Mr. Newlin and Mr. Corr with respect to certain taxes due on the vested contributions to these plans.

(3)
Substantially includes cumulative Company contributions and earnings under the EBP and the CAP for the named executive officers over their entire careers with the Company, which range from between 27 and 48 years. As of December 31, 2010, cumulative cash distributions under the EBP and the CAP had been less than $100,000 for each of the named executive officers.

Summary of Nonqualified Deferred Compensation Plans

Excess Benefit Plan

        In general, the EBP provides for Company contributions that are unavailable under tax qualified retirement plans due to federal tax law limitations. Participation in the EBP is automatic for all employees for whom contributions to the qualified plans are so limited. From 1993 through 2006, the Chief Executive Officer and the Chief Operating Officer have accrued only 60% of the benefits they would have otherwise been entitled to under the EBP. EBP account balances are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by the participants. All of the named executive officers have earned fully vested benefits under the EBP. Distribution of amounts under the EBP for amounts accrued and vested before 2005 are at the discretion of the administrator of the Company's Profit Sharing Plan, but must occur either in lump sum or in up to three annual installments beginning within 60 days after the year in which the participant terminates employment or the year in which the participant turns 65, whichever is later.

Supplemental Savings Plan

        The named executive officers and certain other management employees are eligible to participate in the SSP, which is an unfunded, nonqualified deferred compensation plan. Each year, participants can elect to defer up to 16% of their compensation under the SSP. The deferral is effective as of the time that the participant is precluded from making deferrals under the tax-qualified Profit Sharing Plan because of certain limits imposed under the Internal Revenue Code. Participant balances in the SSP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds as selected by participants. All benefits under the SSP are fully vested. Distributions from a participant's pre-2005 calendar year accounts are made on the earlier of the date selected by the participant when making a deferral election or the 60th day after the participant terminates employment, if the Company's debt rating falls below investment grade, or in the event of a financial hardship. Distributions from a participant's post-2004 calendar year accounts for amounts accrued and vested before 2005 are generally made on the date selected by the participant when making a deferral election, subject to certain restrictions as required under Section 409A of the Internal Revenue Code.

Career Achievement Plan

        In 2010, 2009 and 2008, all named executive officers and certain other executives (other than the Chief Executive Officer and Chief Operating Officer in 2008) participated in the CAP, which is an unfunded, nonqualified deferred compensation plan. The CAP allows the Board to annually grant deferred cash awards to participants based on performance as determined by the Board. Amounts deferred under the CAP are increased or decreased over time based on the returns of a diversified set of publicly traded mutual funds, the Moody's bond index or up to 7,000 shares of Company common stock, as selected by the participants. Each annual CAP award is subject to a separate five year vesting schedule with annual vesting at a rate of twenty percent. CAP benefits are payable only upon an eligible termination of employment or in connection with a change in control of the Company. Upon an employment termination due to death, disability, or retirement on or after age 65, the entire amount accumulated on the participant's behalf that is earned and vested before 2005 will be distributed within 60 days after employment termination. For all other employment terminations (except for a termination of employment for cause), the participant will forfeit any unvested amounts and commence receiving payment equal to the vested CAP benefit on the later of the first anniversary of the date of employment termination or the 60th day after the participant's 65th birthday. In general, payments will be made in a single lump sum or in up to 10 annual installments as elected by the participant. A participant whose employment is terminated for cause will forfeit all CAP benefits. A participant who is employed by the Company at the time of a change in control will receive an immediate lump sum payment of all accumulated CAP benefits. All distributions (other than distributions made by reason of the participant's death), will be subject to the participant entering into a non-competition and non-solicitation agreement that will be effective beginning on the date of the event triggering the right to payment and ending one year after employment termination. Participants will forfeit amounts accrued after January 2, 1999 if they violate the non-competition and non-solicitation agreement. Payments to the named executive officers under the EBP, SSP and the CAP on account of separation from service must be delayed by six months and a day after separation.

 Potential Payments on Termination or Change in Control

        The section below describes the payments that may be made to the named executive officers upon employment termination or in connection with a change in control. For payments made to a participant upon employment termination under our nonqualified deferred compensation plans, see Nonqualified Deferred Compensation As of and For the Fiscal Year Ended December 31, 2010.

Change in Control

        The Company has entered into change in control agreements with certain officers including the named executive officers other than the Chief Executive Officer and the Chief Operating Officer. These agreements generally provide severance benefits in the event the named executive officer's employment is terminated by us without cause or by the named executive officer for good reason within two years after a change in control. These benefits include a single lump sum payment equal to:

  •
  A pro-rata bonus for the year of employment termination (based on the higher of the earned bonus for the last fiscal year or the average bonus earned during the three fiscal years before the change in control),

  •
  Three times the officer's annual base salary, and

  •
  Three times the higher of the officer's earned bonus for the last fiscal year or, if higher, the officer's average bonus over the prior three fiscal years.

        The officer is also eligible for three years of continued coverage under our health, life and disability benefit plans at the Company's cost. The officer would also become vested in, and be paid, any unvested accrued benefits under the Company's pension, profit sharing and excess benefit plans and the maximum award under the CAP Plan.

        The officer is also entitled to a tax gross-up payment to reimburse any federal excise taxes (and related income taxes owed due to the gross-up payment) under Section 4999 of the Internal Revenue Code. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is payable by a named executive officer if post termination amounts that are considered to be contingent on a change in control for tax purposes equal or exceed three times the officer's average taxable income from the Company for the five years prior to the year of the change in control. This tax equals 20% of all contingent payments that exceed his average taxable income during this period. Amounts that are subject to the 20% excise tax are not deductible under any circumstances by a buyer. If a change in control were to occur, the Company believes that the tax gross-up payments could be inapplicable because certain amounts may be considered reasonable compensation (such as payments attributable to a non-compete obligation) and taxable income paid prior to the year of the change in control will increase the trigger amount for the 20% tax.

        An officer is required to enter into a non-competition and non-solicitation covenant applicable for one year following the termination of his employment in order to receive these benefits. The Company generally may terminate these agreements prior to a change in control.

        A "change in control" for the purposes of these agreements generally consists of any of the following:

  •
  Acquisition by a person(s) or other entity(s) of 35% or more of the combined voting power of all the then outstanding voting securities of the Company (other than certain related party acquisitions); provided that such voting power is equal to or greater than the combined voting power of the voting securities held by the Gordon family

  •
  The current members of the board (and their successors nominated by either the board or the Gordon family) ceasing to constitute a majority of the board

  •
  Approval by the Company's shareholders of a reorganization, merger, consolidation, or a sale of substantially all of the Company's assets unless:

  •
  The shareholders of the Company immediately prior to the transaction hold more than 50% of the voting power of the successor,

  •
  No person (other than certain related parties) acquires combined voting power of the successor's voting securities equal to or greater than the combined voting power of the voting securities held by the Gordon family or 35% of the combined voting power of all the then outstanding voting securities of the successor and

  •
  The members of the board prior to the transaction constitute at least a majority of the board of the successor

  •
  The liquidation or sale of the Company

        "Good reason" generally includes any of the following Company actions without the named executive officer's written consent following a change in control:

  •
  Assigning duties that materially reduce the executive's position, duties, responsibilities or status with the Company, failure to terminate the executive's employment in compliance with the terms of the agreement or failing to re-elect the executive to any position held immediately before a change in control

  •
  Reducing the executive's annual base salary

  •
  Changing the executive's office location so that he is based more than 50 miles from the facility where he is located at the time of the change in control

  •
  Failing to continue any employee benefit plan or compensation plan in which the executive participates, including but not limited to the MIP, the EBP and the CAP (or successors to those plans), or failing to continue his level of participation in those plans

  •
  Failing to continue to provide the executive and his dependents with welfare benefits substantially similar to those in which he participates or materially reducing any of those benefits or depriving him of any fringe benefit (including vacation pay)

  •
  Failing to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under a change in control agreement

        Any good faith determination of good reason made by the executive shall be conclusive except that an isolated, insubstantial and inadvertent action taken in good faith and which the Company remedies promptly after receiving notice shall not constitute good reason.

        A termination by the Company for cause generally means any of the following:

  •
  The commission of a felony

  •
  A material breach by the executive of his duties (other than any failure that results from his incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive's part, which is committed in bad faith and which is not remedied within a reasonable period of time after notice

        The following table estimates these change in control benefits as though the named executive officer's employment was terminated without cause immediately after a change in control on December 31, 2010 (the last business day of 2010). Use of these assumptions is required by the Securities and Exchange Commission. With those assumptions taken as a given, the Company believes that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executive's employment was not terminated on December 31, 2010 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Change in Control Payment and Benefit Estimates as of December 31, 2010

Executive	Aggregate Severance Pay(1)	Present Value of Accelerated Vesting of Deferred Compensation(2)	Welfare Benefit Continuation	Tax Gross Up Payment(3)
Melvin J. Gordon, Chairman and Chief Executive Officer	—	—	—	—
Ellen R. Gordon, President and Chief Operating Officer	—	—	—	—
G. Howard Ember, Jr., Vice President/Finance	$3,166,500	$122,300	$85,000	—
John W. Newlin, Jr., Vice President/Manufacturing	4,030,500	—	85,000	—
Thomas E. Corr, Vice President/Marketing and Sales	4,090,500	180,400	85,000	—

(1)
Assumes that any bonus paid for 2010 is earned and otherwise payable under the Management Incentive Plan and not as a severance benefit.

(2)
Reflects the present value of the accelerated vesting of CAP under applicable tax rules.

(3)
Assumes that the value of the non-competition and non-solicitation agreement is worth one year of annual salary and bonus.

Split Dollar Life Insurance Agreements

        If Mrs. Gordon and Messrs. Ember, Newlin and Corr had died on December 31, 2010, their family life insurance trusts would have received $55,295,590, $993,646, $1,027,360 and $1,001,148 respectively, under whole life insurance policies subject to their split dollar life insurance agreements. No life insurance proceeds would have been payable solely upon the death of Mr. Gordon. An additional $80,433,431 in survivorship life insurance proceeds would have been payable under the split dollar agreements to the Gordon family life insurance trusts in the event that both Mr. Gordon and Mrs. Gordon had died on or about December 31, 2010. All premiums paid by the Company to fund these benefits are fully recoverable upon payment of death proceeds from the life insurance policies subject to the split dollar life insurance agreements. Certain life insurance benefits payable with respect to the Chief Executive Officer and Chief Operating Officer were provided by the Company in lieu of substantial non-qualified deferred compensation benefits that they would otherwise accrue or would have accrued during their employment with the Company over a period of approximately 25 years. The compensation consultant determined that the combined amounts surrendered by the Chief Executive Officer and Chief Operating Officer through the end of fiscal year 2005 exceeds the Company's cost of maintaining the policies subject to these split dollar life insurance agreements. As noted in the Compensation Discussion and Analysis, this benefit is intended to minimize the necessity for the estates of the Chief Executive Officer and Chief Operating Officer to sell large blocks of the Company's Common Stock to pay estate taxes that might otherwise disrupt the market for the Company's shares.

 Compensation Committee Interlocks and Insider Participation

        During 2010, the Board of Directors of the Company was responsible for determining the compensation of the executive officers of the Company. Mr. Gordon is the Chairman of the Board and Chief Executive Officer of the Company and Mrs. Gordon is the President and Chief Operating Officer. The Chief Executive Officer and the Chief Operating Officer recuse themselves from votes regarding their own compensation or in circumstances where their participation, as an executive officer of the Company, would affect compliance with federal securities law or Section 162(m) of the Internal Revenue Code.

RELATED PERSON TRANSACTIONS

        The Company directs the majority of its charitable giving through a foundation of which Mr. and Mrs. Gordon are the sole directors. The foundation supports a number of medical research, educational and other charitable organizations principally located in cities where the Company has operations, as well as a matching gifts program for directors and employees. The Company believes, due to the well-known and long-standing affiliation of Mr. and Mrs. Gordon with the Company, that any private or public recognition of them, which donee institutions sometimes give, provides a benefit to the Company. In 2010 the Board of Directors approved a donation of $500,000 to the foundation.

Policy Regarding Related Person Transactions

        The Board adopted a written policy in March 2007 that all direct or indirect transactions between the Company and its executive officers, directors or shareholders holding 5% or more of its voting securities, and any other transactions required to be disclosed as related person transactions by Item 404 of the SEC's Regulation S-K, shall be in the best interests of the Company and, unless different terms are specifically approved or ratified by disinterested members of the Board, must be on terms that are no less favorable to the Company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances, or generally available to substantially all employees. All related person transactions or series of similar transactions required to be disclosed pursuant to Regulation S-K Item 404 must be presented to the Board for pre-approval or ratification.

        Each of the Company's directors and executive officers is required by the policy to promptly notify the President of any related person transaction in which such director or executive officer may be directly or indirectly involved as soon as he or she becomes aware of a possible transaction. The President is responsible for reviewing all related person transactions and taking all reasonable steps to ensure that all material related person transactions be presented to the Board for pre-approval or ratification by disinterested members of the Board in their discretion at its next regularly scheduled meeting, or by consent in lieu of a meeting if deemed appropriate.

        For related person transactions that are not required to be disclosed pursuant to Item 404 of Regulation S-K, the President shall determine whether the transaction is in compliance with the policy. If, however, such a non-material related person transaction involves the President or the Chief Executive Officer, the Vice President of Finance and the Treasurer shall jointly determine whether the transaction is in compliance with the policy, unless the amount involved in such non-material related person transaction is in excess of $25,000, in which case the Chairman of the Audit Committee shall determine whether the transaction is in compliance with the policy.

 PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the 2011 fiscal year. PricewaterhouseCoopers LLP has been the Company's independent auditors since 1968. Although not required by the Company's Articles of Incorporation or Bylaws, the Board of Directors deems it to be in the best interest of the Company to submit to the shareholders a proposal to ratify the appointment of PricewaterhouseCoopers LLP and recommends a vote in favor of such ratification. It is not expected that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting.

        The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2011.

 PRICEWATERHOUSECOOPERS LLP FEES AND SERVICES

        The following table sets forth the approximate aggregate fees billed by PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, for professional services in 2010 and 2009.

	2010	2009
Audit Fees(1)	$510,000	$614,150
Tax Fees(2)	208,400	181,244
All Other Fees(3)	1,800	1,500

(1)
The fees in this category were for services rendered in connection with the annual integrated audit.

(2)
The fees in this category were for services rendered for tax compliance, tax consulting, and tax planning.

(3)
The fees in this category represent payments for a license to use software relating to accounting rules and regulations.

        All audit, audit-related services, tax and other services provided by PricewaterhouseCoopers LLP to the Company are pre-approved by the Audit Committee pursuant to a pre-approval policy adopted by the Audit Committee. Pursuant to that policy, the Audit Committee may delegate pre-approval to one or more of its members, provided that any member to whom any such authority is delegated shall report any pre-approval of services to the full Audit Committee at its next scheduled meeting.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). The Audit Committee has received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accountants their independence.

        In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

        As stated in the Audit Committee charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for determining that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for conducting an audit of our annual financial statements in accordance with the standards of the PCAOB. In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent registered public accounting firm with respect to such financial statements.

        The foregoing report has been approved by the Audit Committee, the members of which are:

  Richard P. Bergeman, Chairman
  Lana Jane Lewis-Brent
  Barre A. Seibert

 PROPOSAL 3

TO CONSIDER AND ACT UPON A NON-BINDING
ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company is giving shareholders the opportunity to cast an advisory vote relating to the compensation of its named executive officers. Accordingly, the following resolution will be submitted for a shareholder vote at the 2011 Annual Meeting:

  "RESOLVED, that the shareholders of Tootsie Roll Industries, Inc approve, on an advisory basis, the overall compensation of the Company's named executive officers as described in the Compensation Discussion and Analysis set forth in the Proxy Statement for this Annual Meeting."

        As discussed above in the section entitled "Compensation Discussion and Analysis," the Board of Directors believes that the Company's executive compensation program is well-reasoned, designed to attract, retain and motivate competent, experienced executives, contains an appropriate mix of short-term and long-term incentives, does not encourage excessive risk taking and is competitive with the compensation programs of other companies with whom we compete for executive talent. Although this vote is non-binding, the Board values constructive input and encourages all shareholders to vote on this matter.

        The Board of Directors recommends a vote FOR this resolution.

 PROPOSAL 4

TO CONSIDER AND ACT UPON A NON-BINDING
ADVISORY VOTE REGARDING THE FREQUENCY OF SHAREHOLDER VOTES
ON EXECUTIVE COMPENSATION

        Also in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is giving shareholders the opportunity to cast an advisory vote on whether to hold a non-binding, advisory vote on executive compensation every one, two or three years. The Board recommends that shareholders vote to hold an advisory vote on executive compensation every three years (a triennial vote), as it believes that this interval to be most consistent with the Company's long-term perspective. The Board also believes a triennial vote will better enable the Board and the Compensation Committee to consider and implement any needed changes to the compensation program, and at the same time better enable shareholders to evaluate the effects of such changes relative to the Company's performance over time.

        The Board of Directors recommends that an advisory vote regarding executive compensation be included in the Company's Proxy Statement every 3 years.

 SHAREHOLDER PROPOSALS FOR 2011 AND 2012 ANNUAL MEETINGS

        In order to be considered for inclusion in the Company's proxy materials for the 2012 Annual Meeting of Shareholders, any shareholder proposals should be addressed to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President, and must be received no later than November 26, 2011. In addition, the Company's Bylaws establish an advance notice procedure for shareholder proposals to be brought before any annual meeting of shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at the 2011 Annual Meeting of Shareholders may consider shareholder proposals or nominations brought by a shareholder of record on March 8, 2011 who is entitled to vote at the 2011 Annual Meeting of Shareholders and who has given the Assistant Corporate Secretary timely written notice, in proper form, of the shareholder's proposal or nomination. A shareholder proposal or nomination intended to be brought before the 2011 Annual Meeting of Shareholders must have been received by the Assistant Corporate Secretary on or after February 1, 2011 and on or prior to March 3, 2011. The Assistant Corporate Secretary did not receive notice of any shareholder proposals or nominations relating to the 2011 Annual Meeting of Shareholders. The 2012 Annual Meeting of Shareholders is expected to be held on May 7, 2012. A shareholder proposal or nomination intended to be brought before the 2012 Annual Meeting of Shareholders must be received by the Assistant Corporate Secretary on or after February 7, 2012 and on or prior to March 7, 2012.

        Shareholders may communicate to the Board of Directors or any individual director in writing, by regular mail, addressed to the Board of Directors or an individual director, care of Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Ellen R. Gordon, President. Mrs. Gordon and her staff will compile any such communications and relay them to the applicable Board member or members.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2011

        A copy of this proxy statement, the enclosed proxy card and the 2010 Annual Report of Tootsie Roll Industries, Inc. can be found at the website address:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14960

Directions to the shareholder meeting can be obtained by contacting the Office of the Assistant Secretary at (773) 838-3431.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: Assistant Secretary, or via telephone at (773) 838-3431, we will provide separate copies of the Annual Report and/or this proxy statement.

GENERAL

        The Board of Directors does not know of any matters other than the foregoing that will be presented for consideration at the Annual Meeting. However, if other matters should be properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

        A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2010 is being mailed herewith.

        A copy of the Company's 2010 Annual Report on Form 10-K without exhibits may be obtained without charge upon written request to Tootsie Roll Industries, Inc., 7401 South Cicero Avenue, Chicago, Illinois 60629, Attention: G. Howard Ember Jr., Vice President/Finance. A reasonable charge will be made for requested exhibits.

By Order of the Board of Directors Barry P. Bowen, Assistant Secretary
Chicago, Illinois March 25, 2011

ANNUAL MEETING OF SHAREHOLDERS OF TOOTSIE ROLL INDUSTRIES, INC. May 2, 2011 PROXY CARD FOR: COMMON STOCK NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14960 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Melvin J. Gordon O Ellen R. Gordon O Lane Jane Lewis-Brent O Barre A. Seibert O Richard P. Bergeman 2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year 2011. 3. Approval of non-binding resolution regarding executive compensation. 4. Advisory vote on the frequency of executive compensation advisory votes. 5. In their discretion on any other business that may properly come before such meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20530304000000000000 3 050211 2 years 1 year ABSTAIN 3 years FOR AGAINST ABSTAIN

1 14475 COMMENTS: TOOTSIE ROLL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the "Company") hereby appoints ELLEN R. GORDON, MICHAEL L. SOFFIN and ROBERT A. GOULDIN and each of them, as the undersigned's proxies (with the power of substitution) to vote all the shares of Common Stock and/or Class B Common Stock of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 2, 2011, at 9:00 A.M. (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof. This Proxy will be voted in accordance with Instructions Specified on the reverse side, but in the absence of any Instructions will be voted FOR the listed nominees for director in Item (1),for Items (2) and (3), and FOR the triennial (every three years) choice in Item (4). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given. PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. A RETURN ENVELOPE IS ENCLOSED. (Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF TOOTSIE ROLL INDUSTRIES, INC. May 2, 2011 PROXY CARD FOR: CLASS B COMMON STOCK NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=14960 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Melvin J. Gordon O Ellen R. Gordon O Lane Jane Lewis-Brent O Barre A. Seibert O Richard P. Bergeman 2. Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year 2011. 3. Approval of non-binding resolution regarding executive compensation. 4. Advisory vote on the frequency of executive compensation advisory votes. 5. In their discretion on any other business that may properly come before such meeting. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20530304000000000000 3 050211 2 years 1 year ABSTAIN 3 years FOR AGAINST ABSTAIN

1 14475 COMMENTS: TOOTSIE ROLL INDUSTRIES, INC. ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned shareholder of TOOTSIE ROLL INDUSTRIES, INC. (the "Company") hereby appoints ELLEN R. GORDON, MICHAEL L. SOFFIN and ROBERT A. GOULDIN and each of them, as the undersigned's proxies (with the power of substitution) to vote all the shares of Common Stock and/or Class B Common Stock of the Company which the undersigned would be entitled to vote at the annual meeting of shareholders of such Company to be held on May 2, 2011, at 9:00 A.M. (EDST) and any adjournment thereof, on the matters set forth on the reverse side hereof. This Proxy will be voted in accordance with Instructions Specified on the reverse side, but in the absence of any Instructions will be voted FOR the listed nominees for director in Item (1),for Items (2) and (3), and FOR the triennial (every three years) choice in Item (4). If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion. The undersigned hereby revokes any proxy heretofore given. PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. A RETURN ENVELOPE IS ENCLOSED. (Continued and to be signed on the reverse side)

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2011
PROXY STATEMENT Annual Meeting of Shareholders—May 2, 2011
SOLICITATION OF PROXIES
VOTING INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY CERTAIN BENEFICIAL OWNERS
OWNERSHIP OF COMMON STOCK AND CLASS B COMMON STOCK BY MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Report of the Board of Directors on Executive Compensation
Summary Compensation Table for Fiscal Years Ended December 31, 2010, 2009 and 2008
Nonqualified Deferred Compensation as of and for the Fiscal Year End December 31, 2010
Summary of Nonqualified Deferred Compensation Plans
Potential Payments on Termination or Change in Control
Change in Control Payment and Benefit Estimates as of December 31, 2010
Compensation Committee Interlocks and Insider Participation
RELATED PERSON TRANSACTIONS
Policy Regarding Related Person Transactions
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRICEWATERHOUSECOOPERS LLP FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 3 TO CONSIDER AND ACT UPON A NON-BINDING ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION
PROPOSAL 4 TO CONSIDER AND ACT UPON A NON-BINDING ADVISORY VOTE REGARDING THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
SHAREHOLDER PROPOSALS FOR 2011 AND 2012 ANNUAL MEETINGS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 2, 2011
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
GENERAL